Exhibit 10.1

NIOCORP DEVELOPMENTS LTD. LONG TERM INCENTIVE PLAN

Approved by the Board of Directors on September 29, 2017, as amended on September 24, 2020 and as further amended on December 4, 2023, and by the Corporation’s shareholders on November 9, 2017, as amended on November 4, 2020 and as further amended on January 19, 2024.

PART I – GENERAL PROVISIONS

1.	PREAMBLE AND DEFINITIONS
1.1	Title.

The Plan described in this document shall be called the “NioCorp Developments Ltd. Long Term Incentive Plan”.

1.2	Purpose of the Plan.
1.2.1	The purposes of the Plan are:
(a)	to promote a further alignment of interests between officers, employees and other eligible service providers and the shareholders of the Corporation;
(b)	to potentially associate a portion of the compensation payable to officers, employees and other eligible service providers with the returns achieved by shareholders of the Corporation; and
(c)	to help attract and retain officers, employees and other eligible service providers with the knowledge, experience and expertise required by the Corporation.
1.2.2	The Plan shall serve as the successor to the Corporation’s 2016 Incentive Stock Option Plan approved by the Corporation’s shareholders on February 23, 2016 (the “Prior Plan”), and no further awards shall be made under the Prior Plan on and after November 9, 2017. All outstanding awards under the Prior Plan immediately prior to November 9, 2017 shall be included in the maximum number of Shares and other limitations set forth in Section 4 herein. However, each such award shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant and the Prior Plan, and no provision of this Plan shall affect or otherwise modify the rights or obligations of holders of such awards.
1.3	Definitions.
1.3.1	“Affiliate(s)” shall mean a Parent or Subsidiary of the Corporation.
1.3.2	“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.
1.3.3	“Beneficiary” means, subject to Applicable Law, an individual who has been designated by a Participant, in such form and manner as the Board may determine, to receive benefits payable under the Plan upon the death of the Participant, or, where no such designation is validly in effect at the time of death, the Participant’s legal representative.

1.3.4	“Blackout Period” means a period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of a Grant.
1.3.5	“Board” means the Board of Directors of the Corporation.
1.3.6	“Cause” means, except as otherwise provided in an applicable Grant Agreement:
(a)	subject to (b) below, “just cause” or “cause” for Termination by the Corporation or an Affiliate as determined under Applicable Law;
(b)	where a Participant has a written employment agreement with the Corporation or an Affiliate, “Cause” as defined in such employment agreement, if applicable; or
(c)	where a Participant provides services as an independent contractor pursuant to a contract for services with the Corporation or an Affiliate, any material breach of such contract.
1.3.7	“Change in Control” means, except as otherwise provided in an applicable Grant Agreement:
(a)	a successful “take-over bid” (as defined in the Securities Act (British Columbia), as amended, or any successor legislation thereto) pursuant to which the “offeror” acquires beneficial ownership of securities of the Corporation which, directly or following conversion or exercise thereof, would entitle the holder thereof, together with persons acting jointly or in concert with the holder thereof, to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation, other than the acquisition of beneficial ownership of additional securities of the Corporation by any person who, together with persons acting jointly or in concert with such person, was entitled prior to such “take-over bid”, directly or following conversion or exercise securities of the Corporation, to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation;
(b)	the issuance to, or acquisition by, any person, or group of persons acting jointly or in concert, directly or indirectly, including through an arrangement or other form of reorganization, of beneficial ownership of securities of the Corporation which, directly or following conversion or exercise thereof, would entitle the holder thereof to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation, other than the issuance of securities of the Corporation to, or acquisition of securities of the Corporation by, any person who, together with persons acting jointly or in concert with such person, was entitled prior to such issuance or acquisition, directly or following conversion or exercise securities of the Corporation, to cast more than fifty percent (50%) of the votes attaching to all securities of the Corporation which may be cast to elect directors of the Corporation;

(c)	individuals who, as of a Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Grant Date, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two- thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for Director, without objection to such nomination) will be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Directors then comprising the Board;
(d)	an arrangement, amalgamation, merger or other form of reorganization of the Corporation where the holders of the outstanding voting securities or interests of the Corporation immediately prior to the completion of the arrangement, amalgamation, merger or reorganization will hold fifty percent (50%) or less of the votes attaching to all outstanding voting securities or interests of the continuing entity upon completion of the arrangement, amalgamation, merger or reorganization;
(e)	the sale of all or substantially all of the assets of the Corporation; or
(f)	the liquidation, winding-up or dissolution of the Corporation.
1.3.8	“Code” or “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.
1.3.9	“Corporation” means NioCorp Developments Ltd., and includes any successor corporation or entity thereto.
1.3.10	“Director” means a director of the Corporation from time to time.
1.3.11	“Disability” means, except as otherwise provided in an applicable Grant Agreement:
(a)	subject to (b) below, a Participant’s physical or mental incapacity that prevents him/her from substantially fulfilling his or her duties and responsibilities on behalf of the Corporation or, if applicable, an Affiliate, as determined by the Board and, in the case of a Participant who is an employee of the Corporation or an Affiliate, in respect of which the Participant commences receiving, or is eligible to receive, disability benefits under the Corporation’s or Affiliate’s long-term disability plan; or

(b)	where a Participant has a written employment agreement with the Corporation or an Affiliate, “Disability” as defined in such employment agreement, if applicable.
1.3.12	“Disability Date” means, in relation to a Participant, that date determined by the Board to be the date on which the Participant experienced a Disability.
1.3.13	“Eligible Person” means a Director or an individual Employed by the Corporation or any Affiliate, including a Service Provider, who, by the nature of his or her position or job is, in the opinion of the Board, in a position to contribute to the success of the Corporation provided, however, that only persons who meet the definition of “employees” under Code Section 3401(c) shall be eligible to receive Incentive Stock Options.
1.3.14	“Employed” means, with respect to a Participant, that:
(a)	the Participant is rendering services to the Corporation or an Affiliate (excluding services as a Director) including as a Service Provider (referred to in Section 1.3.40 as “active Employment”); or
(b)	the Participant is not actively rendering services to the Corporation or an Affiliate due to an approved leave of absence, maternity or parental leave or leave on account of Disability.

For greater certainty, a Participant shall not be considered to be Employed on a Vesting Date if, prior to such Vesting Date, such Participant received a payment in lieu of notice of termination of employment, whether under a contract of employment, as damages or otherwise.

and “Employment’ has the corresponding meaning.

1.3.15	“Exercise Price” means, with respect to an Option, the price payable by a Participant to purchase one Share on exercise of such Option, which (except as otherwise provided in Section 9.2) shall not be less than one hundred percent (100%) of the Market Price on the Grant Date of the Option covering such Share, subject to adjustment pursuant to Section 5.
1.3.16	“Form S-8” means a Form S-8 Registration Statement under the United States Securities Act of 1933.
1.3.17	“Good Reason” means, except as otherwise provided in an applicable Grant Agreement, the occurrence of any one or more of the following without a Participant’s written consent:
(a)	a material change in the Participant’s position or duties, responsibilities, titles or offices in effect immediately prior to a Change in Control, which includes any removal of the Participant from or any failure to re-elect or re-appoint the Participant to any such position or office;

(b)	a reduction in the Participant’s overall annual compensation for services provided to the Corporation or an Affiliate in the cumulative amount of 5% or more within a 12-month period;
(c)	any change to the terms or conditions of the employment of the Participant that would constitute “constructive dismissal” as that term is defined at common law which the Corporation or an Affiliate, as the case may be, fails to remedy within thirty (30) days of receiving written notice from the Participant of any such change; or
(d)	the Corporation or an Affiliate relocating the Participant to any place other than the location at which the Participant reported for work on a regular basis immediately prior to a Change in Control or a place within 15 kilometres of that location.
1.3.18	“Grant” means a grant or right granted under the Plan consisting of one or more Options, RSUs or PSUs.
1.3.19	“Grant Agreement” means an agreement between the Corporation and a Participant or other instrument or document evidencing a Grant and setting out the terms under which such Grant is made, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan. A Grant Agreement may be in an electronic medium and may be limited to a notation on the books and records of the Corporation. Unless otherwise determined by the Board, a Grant Agreement does not need to be signed by a representative of the Corporation or a Participant, provided the Participant’s agreement is expressly acknowledged.
1.3.20	“Grant Date” means the effective date of a Grant (which date will not be earlier than the date on which the Board takes action with respect thereto).
1.3.21	“Grant Value” is as defined in Section 12.
1.3.22	“Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.
1.3.23	“Insider” means an insider of the Corporation as defined in the rules of the Toronto Stock Exchange Company Manual for the purpose of security based compensation arrangements.
1.3.24	“Market Price” means, with respect to any particular date:
(a)	if the Shares are listed on only one Stock Exchange, the closing price per Share on such Stock Exchange on the Trading Day immediately preceding such date;
(b)	if the Shares are listed on more than one Stock Exchange, the “Market Price” as determined in accordance with paragraph (a) above for the primary Stock Exchange on which the greatest volume of trading of the Shares occurred during the immediately preceding twenty (20) Trading Days; and

(c)	if the Shares are not listed for trading on a Stock Exchange, a price which is determined by the Board in good faith to be the fair market value of the Shares.
1.3.25	“Option” means an option to purchase a Share granted by the Board to an Eligible Person in accordance with Section 3 and Section 9.1.
1.3.26	“Parent” means any parent corporation of the Corporation within the meaning of Code Section 424(e), or any successor provision.
1.3.27	“Participant” means an Eligible Person to whom a Grant is made and which Grant or a portion thereof remains outstanding.
1.3.28	“Performance Conditions” means such financial, personal, operational, transaction-based or other performance criteria as may be determined by the Board in respect of a Grant to any Participant or Participants and set out in a Grant Agreement. Performance Conditions may apply to an individual Participant or to the Corporation, an Affiliate, the Corporation and its Affiliates as a whole, a business unit of the Corporation or group comprised of the Corporation and some Affiliates or a group of Affiliates, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified performance period, on an absolute basis or relative to a pre-established target or milestone, to previous years’ results or to a designated comparator group or index, or otherwise, provided that the performance period for measurement or achievement of any such performance criteria (or incremental element thereof) shall in all events exceed one year. When establishing Performance Conditions, the Board may exclude any or all “extraordinary items” as determined under applicable accounting standards. The Board may provide that Performance Conditions will be adjusted to reflect events occurring during the performance period that affect the applicable Performance Condition.
1.3.29	“Performance Period” means, with respect to PSUs, the period specified by the Board for achievement of any applicable Performance Conditions as a condition to Vesting.
1.3.30	“Plan” means this NioCorp Developments Ltd. Long Term Incentive Plan, including any schedules or appendices hereto, as may be amended from time to time.
1.3.31	“Performance Share Unit” or “PSU” means a right granted to an Eligible Person in accordance with Section 3 and Section 13.1 to receive a Share or the Market Price, as determined by the Board, that generally becomes Vested, if at all, subject to the attainment of certain Performance Conditions and satisfaction of such other conditions to Vesting, if any, as may be determined by the Board.
1.3.32	“Restricted Share Unit” or “RSU” means a right granted to an Eligible Person in accordance with Section 3 and Section 13.1 to receive a Share or the Market Price, as determined by the Board, that generally becomes Vested, if at all, following a period of continuous Employment or service of the Participant.

1.3.33	“Restrictive Covenant” means any obligation of a Participant to the Corporation or an Affiliate to (A) maintain the confidentiality of information relating to the Corporation or the Affiliate and/or its business, (B) not engage in employment or business activities that compete with the business of the Corporation or the Affiliate, (C) not solicit employees or other service providers, customers and/or suppliers of the Corporation or the Affiliate, whether during or after employment with the Corporation or Affiliate, and whether such obligation is set out in a Grant Agreement issued under the Plan or other agreement between the Participant and the Corporation or Affiliate, including, without limitation, an employment agreement, or otherwise.
1.3.34	“Service Provider” means a person, other than an employee, officer or director of the Corporation or an Affiliate, that:
(a)	satisfies the Form S-8 definition of “employee”;
(b)	is engaged to provide, on a bona fide basis, for an initial, renewable or extended period of twelve (12) months or more, services to the Corporation or an Affiliate, other than services provided in relation to a distribution of securities;
(c)	provides the services under a written contract between the Corporation or an Affiliate and the person or company; and
(d)	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate.
1.3.35	“Share” means a common share of the Corporation or, in the event of an adjustment contemplated by Section 5.1, such other security to which a Participant may be entitled upon the exercise or settlement of a Grant as a result of such adjustment.
1.3.36	“Share Unit” means either an RSU or a PSU, as the context requires.
1.3.37	“Stock Exchange” means the Toronto Stock Exchange, The Nasdaq Stock Market LLC, and such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.
1.3.38	“Stock Exchange Rules” means the applicable rules of any Stock Exchange upon which Shares of the Corporation are listed.
1.3.39	“Subsidiary” means, any subsidiary corporation of the Corporation within the meaning of Code Section 424(f), or any successor provision.
1.3.40	“Termination” means, except as otherwise provided in an applicable Grant Agreement, (i) in the case of a Director, the cessation of such Director acting as same, which shall occur on the date such Director ceases to be a Director, (ii) in the case of all Participants Employed by the Corporation or an Affiliate, the termination of a Participant’s active Employment with the Corporation or an Affiliate (other than in connection with the Participant’s transfer to Employment with the Corporation or another Affiliate), which shall occur on the earlier of the date on which the Participant ceases to render services to the Corporation or Affiliate, as applicable, and the date on which the Corporation or an Affiliate, as applicable, delivers notice of the termination of the Participant’s employment or contract for services, whether such termination is lawful or otherwise, without giving effect to any period of notice or compensation in lieu of notice (except as expressly required by applicable employment standards legislation), but, for greater certainty, a Participant’s absence from active work during a period of vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of Disability shall not be considered to be a “Termination”, and (iii) in the case of a Participant who does not return to active Employment with the Corporation or an Affiliate immediately following a period of absence due to vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of Disability, such cessation shall be deemed to occur on the last day of such period of absence, and “Terminated” and “Terminates” shall be construed accordingly.

1.3.41	“Time Vesting” means any conditions relating to the passage of time or continued service with the Corporation or an Affiliate for a period of time in respect of a Grant, as may be determined by the Board.
1.3.42	“Trading Day” means a day on which the Stock Exchange is open for trading and on which the Shares actually traded.
1.3.43	“US Taxpayer” means an individual who is subject to tax under the Code in respect of any amounts payable or Shares deliverable under this Plan.
1.3.44	“Vested” means, with respect to any Option or Share Unit, that the applicable conditions with respect to Time Vesting, achievement of Performance Conditions and/or any other conditions established by the Board have been satisfied or, to the extent permitted under the Plan, waived, whether or not the Participant’s rights with respect to such Grant may be conditioned upon prior or subsequent compliance with any Restrictive Covenants (and any applicable derivative term shall be construed accordingly).
1.3.45	“Vesting Date” means the date on which the applicable Time Vesting, Performance Conditions and/or any other conditions for an Option or Share Unit becoming Vested are met, deemed to have been met or waived as contemplated in Section 1.3.44.
2.	CONSTRUCTION AND INTERPRETATION
2.1	Gender, Singular, Plural.

In the Plan, references to the masculine include the feminine, and references to the singular shall include the plural and vice versa, as the context shall require.

2.2	Severability.

If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.3	Headings, Sections and Parts.

Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable. The Plan is divided into three Parts. Part I contains provisions of general application to all Grants; Part II applies specifically to Options; and Part III applies specifically to Share Units.

3.	ADMINISTRATION
3.1	Administration by the Board.

The Plan shall be administered by the Board in accordance with its terms and subject to Applicable Law. Subject to and consistent with the terms of the Plan, in addition to any authority of the Board specified under any other terms of the Plan, the Board shall have full and complete discretionary authority to:

(a)	interpret the Plan and Grant Agreements;
(b)	prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and instruments of grant evidencing Grants;
(c)	determine those Eligible Persons who may receive Grants as Participants, grant one or more Grants to such Participants and approve or authorize the applicable form and terms of the related Grant Agreements;
(d)	determine the terms and conditions of Grants granted to any Participant, including, without limitation, as applicable (i) Grant Value and the number of Shares subject to a Grant, (ii) the Exercise Price for Shares subject to a Grant, (iii) the conditions to the Vesting of a Grant or any portion thereof, including, as applicable, the period for achievement of any applicable Performance Conditions as a condition to Vesting and conditions pertaining to compliance with Restrictive Covenants, and the conditions, if any, upon which Vesting of any Grant or any portion thereof will be waived or accelerated without any further action by the Board, (iv) the circumstances upon which a Grant or any portion thereof shall be forfeited or cancelled or expire, including in connection with the breach by a Participant of any Restrictive Covenant, (v) the consequences of a Termination with respect to a Grant, (vi) the manner of exercise or settlement of the Vested portion of a Grant, and (vii) whether, and the terms upon which, any Shares delivered upon exercise or settlement of a Grant must be held by a Participant for any specified period of time;

(e)	determine whether, and the extent to which, any Performance Conditions or other conditions applicable to the Vesting of a Grant have been satisfied or, to the extent permitted by Code Section 409A (to the extent applicable), shall be waived or modified;
(f)	make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence or disability of any Participant. Without limiting the generality of the foregoing, the Board shall be entitled to determine:
(i)	whether or not any such leave of absence shall constitute a Termination within the meaning of the Plan; and
(ii)	the impact, if any, of any such leave of absence on Grants issued under the Plan made to any Participant who takes such leave of absence (including, without limitation, whether or not such leave of absence shall cause any Grants to expire and the impact upon the time or times such Grants shall be exercisable);

provided that, with respect to Options that are intended to be Incentive Stock Options, the treatment of any such leave of absence shall comply with Code Section 422 and the regulations issued thereunder;

(g)	amend the terms of any Grant Agreement or other documents evidencing Grants; and
(h)	determine whether, and the extent to which, adjustments shall be made pursuant to Section 5 and the terms of such adjustments.
3.2	All determinations, interpretations, rules, regulations, or other acts of the Board respecting the Plan or any Grant shall be made in its sole discretion and shall be conclusively binding upon all persons.
3.3	The Board may prescribe terms for Grant Agreements in respect of Eligible Persons who are subject to the laws of a jurisdiction other than Canada in connection with their participation in the Plan that are different than the terms of the Grant Agreements for Eligible Persons who are subject to the laws of Canada in connection with their participation in the Plan, and/or deviate from the terms of the Plan set out herein, for purposes of compliance with Applicable Law in such other jurisdiction or where, in the Board’s opinion, such terms or deviations are necessary or desirable to obtain more advantageous treatment for the Corporation, an Affiliate or the Eligible Person in respect of the Plan under the Applicable Law of the other jurisdiction.

Notwithstanding the foregoing, the terms of any Grant Agreement authorized pursuant to this Section 3.3 shall be consistent with the Plan having regard to the Applicable Law of the jurisdiction in which such Grant Agreement is applicable and in no event shall contravene the Applicable Law of Canada.

3.4	The Board may, in its discretion, subject to Applicable Law, delegate its powers, rights and duties under the Plan, in whole or in part, to a committee of the Board, or to a person or persons, as it may determine, from time to time, on terms and conditions as it may determine, except that the Board shall not, and shall not be permitted to delegate any such powers, rights or duties with respect to the grant, amendment, administration or settlement of any Grant to the extent delegation is not consistent with Applicable Law and any such purported delegation or action shall not be given effect, and provided that the composition of the committee of the Board, person or persons, as the case may be, shall comply with Applicable Law. In addition, provided it complies with the foregoing, the Board may appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it.

3.5	In addition, the Board is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this plan is intended or may be deemed to constitute a limitation on the authority of the Board.
4.	SHARE RESERVE
4.1	Subject to Section 4.4 and any adjustment pursuant to Section 5.1, the aggregate number of Shares reserved for issuance to Participants under the Plan, together with all other security based compensation arrangements of the Corporation, shall not exceed the number which represents ten percent (10%) of the issued and outstanding Shares from time to time; provided that in no event shall Shares reserved for issuance upon the settlement of Share Units exceed five percent (5%) of the issued and outstanding Shares from time to time.
4.2	The aggregate number of Shares reserved for issuance to any one Participant under the Plan, together with all other security based compensation arrangements of the Corporation, must not exceed five percent (5%) of the aggregate issued and outstanding Shares (on a non-diluted basis).
4.3	The maximum number of Shares of the Corporation
(a)	issued to Insiders within any one-year period, and
(b)	issuable to Insiders, at any time,

under the Plan, or when combined with all of the Corporation’s other security based compensation arrangements, shall not exceed ten percent (10%) of the number of the aggregate issued and outstanding Shares.

4.4	For purposes of computing the total number of Shares available for grant under the Plan or any other security based compensation arrangement of the Corporation, Shares subject to any Grant (or any portion thereof) that are issued upon exercise or settlement, forfeited, surrendered, cancelled, unearned or otherwise terminated shall again be available for grant under the Plan.
5.	ALTERATION OF CAPITAL AND CHANGE IN CONTROL
5.1	Notwithstanding any other provision of the Plan, and subject to Applicable Law, in the event of any change in or impact to the Shares by reason of any dividend (other than dividends in the ordinary course), split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, combination or exchange of Shares or distribution of rights to holders of Shares or any other relevant changes to or impact to the authorized or issued capital of the Corporation, if the Board shall determine that an equitable adjustment should be made, such adjustment shall, subject to Applicable Law, be made by the Board to (i) the number of Shares subject to the Plan; (ii) the securities into which the Shares are changed or are convertible or exchangeable; (iii) any Options then outstanding; (iv) the Exercise Price in respect of such Options; (v) the number of Share Units outstanding under the Plan; and/or (vi) other award terms, and any such adjustment shall be conclusive and binding for all purposes of the Plan; provided, however, that any such adjustment to the number specified in Section 9.7(f) of this Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Board may provide in substitution for any or all outstanding Grants under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Code Section 409A (if applicable). In addition, for each Option with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Board may in its discretion elect to cancel such Option without any payment to the person holding such Option.

5.2	Nothing in the Plan shall require the Corporation to issue fractional Shares in satisfaction of its obligations under the Plan. Any fractional interest in a Share that would, except for the provisions of this Section 5.2, be deliverable upon the exercise of any Grant shall be cancelled and not deliverable by the Corporation.
5.3	In the event of a Change in Control prior to the Vesting of a Grant, and subject to the terms of a Participant’s written employment agreement or contract for services with the Corporation or an Affiliate, notwithstanding the conditions as to vesting of Options and Share Units contained in any individual Grant Agreement, if at any time within one year from the date of a Change in Control: (i) a Participant’s relationship with the Corporation is terminated by the Corporation other than for Cause or (ii) a Participant resigns for Good Reason, all outstanding Options and Share Units, as applicable, held by such Participant shall become Vested as of the date of such Participant’s termination or resignation for Good Reason and the Corporation shall issue Shares to such Participants with respect to such Vested Options and Vested Share Units, as applicable, in accordance with the provisions herein; provided that in the event that any Share Units are subject to Performance Conditions, then the vesting of such Share Units shall accelerate only to the extent that such Performance Conditions have been satisfied and further provided that if a Performance Condition is, in the Board’s discretion, capable of being partially performed, then vesting shall be accelerated on a pro rata basis to reflect the degree to which the Performance Condition has been satisfied, as determined by the Board.
6.	CLAWBACK
6.1	Clawback.

It is a condition of each Grant that if:

(i)	The Participant fails to comply with any applicable Restrictive Covenant;

(ii)	the Participant is terminated for Cause, or the Board reasonably determines after employment termination that the Participant’s employment could have been terminated for Cause;
(iii)	the Board reasonably determines that the Participant engaged in conduct that causes material financial or reputational harm to the Corporation or its Affiliates, or engaged in gross negligence, willful misconduct or fraud in respect of the performance of the Participant’s duties for the Corporation or an Affiliate of the Corporation; or
(iv)	the Corporation’s financial statements (the “Original Statements”) are required to be restated (other than solely as a result of a change in accounting policy by the Corporation or under International Financial Reporting Standards applicable to the Corporation) and such restated financial statements (the “Restated Statements”) disclose, in the opinion of the Board acting reasonably, materially worse financial results than those contained in the Original Statements, then the Board may, in its sole discretion, to the full extent permitted by governing law and to the extent it determines that such action is in the best interest of the Corporation, and in addition to any other rights that the Corporation or an Affiliate may have at law or under any agreement, take any or all of the following actions, as applicable:
(A)	reduce the number or value of, or cancel and terminate, any one or more unvested Grants of Options or Share Units on or prior to the applicable maturity or Vesting Dates, or cancel or terminate any outstanding Grants which have Vested in the twelve (12) months prior to (x) the date on which the Participant fails to comply with a Restrictive Covenant, (y) the date on which the Participant’s employment is terminated for Cause or the Board makes a determination under paragraph (ii) or (iii) above, or (z) the date on which the Board determines that the Corporation’s Original Statements are required to be restated, in the event paragraph (iv) above applies (each such date provided for in clause (x), (y) and (z) of this paragraph (a) being a “Relevant Equity Recoupment Date”); and/or
(B)	require payment to the Corporation of the value of any Shares of the Corporation acquired by the Participant pursuant to a Grant in the twelve (12) months prior to a Relevant Equity Recoupment Date (less any amount paid by the Participant to acquire such Shares and less the amount of tax withheld pursuant to the Income Tax Act (Canada) or other relevant taxing authority in respect of such Shares).
6.2	Other Recoupment.

Notwithstanding anything in this Plan to the contrary, any Grant Agreement (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Corporation of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Board in accordance with (a) any Corporation clawback or recoupment policy, including any policy adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise (in each case, the “Clawback Policy”), or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Corporation with respect to awards and the recovery of amounts relating thereto. By accepting awards under the Plan, the Participants consent to be bound by the terms of the Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Corporation in its efforts to recover or recoup any award, any gains or earnings related to any award, or any other amount paid under the Plan or otherwise subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Corporation policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Corporation from the Participant of any such amounts, including from the Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

7.	MISCELLANEOUS
7.1	Compliance with Laws and Policies.

The Corporation’s obligation to make any payments or deliver (or cause to be delivered) any Shares hereunder is subject to compliance with Applicable Law. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.

7.2	Withholdings.

So as to ensure that the Corporation or an Affiliate, as applicable, will be able to comply with the applicable obligations under any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation or the Affiliate shall withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation or the Affiliate, as applicable, to so comply. Subject to Applicable Law, the Corporation and any Affiliate may also satisfy any liability for any such withholding obligations, on such terms and conditions as the Board may determine in its sole discretion, by (a) requiring such Participant to sell any Shares and retaining any amount payable which would otherwise be provided or paid to such Participant in connection with any such sale, or (b) requiring, as a condition to the delivery of Shares hereunder, that such Participant make such arrangements as the Board may require so that the Corporation and its Affiliates can satisfy such withholding obligations, including requiring such Participant to remit an amount to the Corporation or an Affiliate in advance, or reimburse the Corporation or any Affiliate for, any such withholding obligations.

7.3	No Right to Continued Employment.

Nothing in the Plan or in any Grant Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Corporation or any Affiliate, to be entitled to any remuneration or benefits not set forth in the Plan or a Grant Agreement or to interfere with or limit in any way the right of the Corporation or any Affiliate to terminate Participant’s employment or service arrangement with the Corporation or any Affiliate.

7.4	No Additional Rights.

Neither the designation of an individual as a Participant nor the Grant of any Options or Share Units to any Participant entitles any person to the Grant, or any additional Grant, as the case may be, of any Options or Share Units. For greater certainty, the Board’s decision to approve a Grant in any period shall not require the Board to approve a Grant to any Participant in any other period; nor shall the Board’s decision with respect to the size or terms and conditions of a Grant in any period require it to approve a Grant of the same or similar size or with the same or similar terms and conditions to any Participant in any other period. The Board shall not be precluded from approving a Grant to any Participant solely because such Participant may have previously received a Grant under this Plan or any other similar compensation arrangement of the Corporation or an Affiliate. No Eligible Person has any claim or right to receive a Grant except as may be provided in a written employment or services agreement between an Eligible Person and the Corporation or an Affiliate.

7.5	Amendment, Termination.

Subject to Applicable Law, the Plan and any Grant made pursuant to the Plan may be amended, modified or terminated by the Board without approval of shareholders, provided that no amendment to the Plan or Grants made pursuant to the Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of the Participant in respect of any Grant previously granted to such Participant under the Plan, except that Participant consent shall not be required where the amendment is required for purposes of compliance with Applicable Law. For greater certainty, the Plan may not be amended without shareholder approval to do any of the following:

(a)	increase the maximum number of Shares issuable pursuant to the Plan and as set out in Section 4.1 (it being understood that this Section 7.5(a) will not be construed to prohibit the adjustments provided for in Section 5 of this Plan);
(b)	reduce the Exercise Price of an outstanding Option, including a cancellation of a Grant of an Option and re-grant within three (3) months of an Option in conjunction therewith constituting a reduction of the Exercise Price of the Option or substitution of an Option with cash or other awards the terms of which are more favorable to the Participant (it being understood that this Section 7.5(b) will not be construed to prohibit the adjustments provided for in Section 5 of this Plan);
(c)	extend the maximum term of any Grant made under the Plan;
(d)	amend the assignment provisions contained in Section 7.11 or Section 11;

(e)	expand the categories of individuals contained in the definition of “Eligible Person” who are eligible to participate in the Plan;
(f)	increase the number of Shares that may be issued or issuable to Insiders above the restriction or deleting the restriction on the number of Shares that may be issued or issuable to Insiders contained in Section 4.3;
(g)	include other types of equity compensation involving the issuance of Shares under the Plan;
(h)	cause Incentive Stock Options to fail to meet the requirements of Code Section 422;
(i)	amend this Section 7.5 to amend or delete any of (a) through (i) above or grant additional powers to the Board to amend the Plan or entitlements without shareholder approval; or
(j)	otherwise amend the Plan in a manner that would require shareholder approval under applicable Stock Exchange requirements.

For greater certainty and without limiting the foregoing, shareholder approval shall not be required for the following amendments and the Board may make the following changes without shareholder approval, subject to any regulatory approvals including, where required, the approval of any Stock Exchange:

(k)	amendments of a “housekeeping” nature;
(l)	a change to the Vesting provisions of any Grants;
(m)	a change to the termination provisions of any Grant that does not entail an extension beyond the original term of the Grant; or
(n)	amendments to the provisions relating to a Change in Control.
7.6	Currency. Except where the context otherwise requires, all references in the Plan to currency refer to lawful Canadian currency. Any amounts required to be determined under this Plan that are denominated in a currency other than Canadian dollars shall be converted to Canadian dollars at the applicable Bank of Canada daily rate of exchange on the date as of which the amount is required to be determined.
7.7	Administration Costs.

The Corporation will be responsible for all costs relating to the administration of the Plan.

7.8	Designation of Beneficiary.

Subject to the requirements of Applicable Law, a Participant may designate a Beneficiary, in writing, to receive any benefits that are provided under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form as may be prescribed by the

Board from time to time. A Beneficiary designation under this Section 7.8 and any subsequent changes thereto shall be filed with the chief legal officer of the Corporation.

7.9	Governing Law.

The Plan and any Grants pursuant to the Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and with respect to Participants who are US Taxpayers, with the Code and applicable federal laws of the US. The Board may provide that any dispute to any Grant shall be presented and determined in such forum as the Board may specify, including through binding arbitration. Any reference in the Plan, in any Grant Agreement issued pursuant to the Plan or in any other agreement or document relating to the Plan to a provision of law or rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability. To the extent applicable, with respect to Participants who are US Taxpayers, this Plan shall be interpreted in accordance with the requirements of Code Section 409A and the regulations, notices, and other guidance of general applicability issued thereunder. To the extent that any provision of this Plan would prevent any Option that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option, but will remain in effect for other Options and there will be no further effect on any provision of this Plan. Notwithstanding anything in this Plan to the contrary, the provisions of Exhibit “A” to this Plan shall apply with respect to Participants who are US Taxpayers.

7.10	Assignment.

The Plan shall inure to the benefit of and be binding upon the Corporation, its successors and assigns.

7.11	Transferability.
7.11.1	Unless otherwise provided in the Plan or in the applicable Grant Agreement in accordance with Section 7.11.2, no Grant, and no rights or interests therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Participant other than by testamentary disposition by the Participant or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process including without limitation seizure for the payment of the Participant’s debts, judgments, alimony or separate maintenance. In no event will any Grant under the Plan be transferred for value.
7.11.2	Notwithstanding the foregoing, with respect to Participants who are not US Taxpayers, the Board may provide in the applicable Grant Agreement that a Grant is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to the Participant’s spouse, former spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, persons having one of the foregoing types of relationship with a Participant due to adoption and any entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests and (b) to an entity in which more than fifty percent (50%) voting interests are owned by these persons (or the Participant) in exchange for an interest in that entity. Following any such transfer or assignment, the Grant shall remain subject to substantially the same terms applicable to the Grant while held by the

Participant to whom it was granted, as modified as the Board shall determine appropriate, and, as a condition to such transfer, the transferee shall execute an agreement agreeing to be bound by such terms. Any purported assignment or transfer that does not qualify under this Section 7.11.2 shall be void and unenforceable against the Corporation.

7.12	Substitute Awards.

Grants may be made under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, restricted share units or performance share units held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Corporation or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Code Section 409A. The Grants so made may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

8.	EFFECTIVE DATE AND TERM
8.1	The Plan was approved by the Board on September 29, 2017, as amended on September 24, 2020 and as further amended on December 4, 2023, and by the Corporation’s shareholders on November 9, 2017, as amended on November 4, 2020 and as further amended on January 19, 2024 (the “Amended Effective Date”). This Plan will remain in effect, unless sooner terminated as provided herein, until January 19, 2034, at which time it will terminate. After this Plan is terminated, no Grants may be granted hereunder but Grants previously granted will remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

PART II – OPTIONS

9.	OPTIONS
9.1	The Corporation may, from time to time, make one or more Grants of Options to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine. In granting such Options, subject to the provisions of the Plan, the Corporation shall specify,
(a)	the maximum number of Shares which the Participant may purchase under the Options;
(b)	the Exercise Price at which the Participant may purchase his or her Shares under the Options; and
(c)	the term of the Options, to a maximum of ten (10) years from the Grant Date of the Options, the Vesting period or periods within this period during which the Options or a portion thereof may be exercised by a Participant and any other Vesting conditions (including Performance Conditions).

9.2	The Exercise Price for each Share subject to an Option shall be fixed by the Board but under no circumstances (except with respect to Grants under Section 7.12 of this Plan) shall any Exercise Price be less than one hundred percent (100%) of the Market Price on the Grant Date of such Option.
9.3	Subject to the provisions of the Plan and, upon prior approval of the Board, once an Option has Vested and become exercisable a Participant may elect, in lieu of exercising such Option, to surrender such Option in exchange for the issuance of Shares equal to the number determined by dividing (a) the difference between the Market Price (calculated as at the date of settlement) and the Exercise Price of such Option by (b) the Market Price (calculated as at the date of settlement). An Option may be surrendered and disposed of pursuant to this Section 9.3 from time to time by delivery to the Board at the head office of the Corporation or such other place as may be specified by the Board, of (a) a written notice specifying that net settlement will be effectuated for such Option and the number of Options to be exercised and (b) the payment of an amount for any tax withholding or remittance obligations of the Participant or the Corporation arising under applicable law (or by entering into some other arrangement acceptable to the Board). The Corporation will not be required, upon the net settlement of any Options pursuant to this Section 9.3, to issue fractions of Shares or to distribute certificates which evidence fractional Shares. In the event the number of Shares to be issued upon the net settlement of an Option is a fraction, the Participant will receive the next lowest whole number of Shares and will not receive any other form of compensation (cash or otherwise) for the fractional interest.
9.4	Unless otherwise designated by the Board in the applicable Grant Agreement and subject to Section 9.6, any Options included in a Grant shall expire on the tenth anniversary of the Grant Date (unless exercised or terminated earlier in accordance with the terms of the Plan or the Grant Agreement).
9.5	Subject to the provisions of the Plan and the terms governing the granting of the Option, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 7.2, Vested Options or a portion thereof may be exercised from time to time by delivery to the Corporation at its registered office of a notice in writing signed by the Participant or the Participant’s legal personal representative, as the case may be, and addressed to the Corporation. This notice shall state the intention of the Participant or the Participant’s legal personal representative to exercise the said Options and the number of Shares in respect of which the Options are then being exercised and must be accompanied by payment in full of the Exercise Price under the Options which are the subject of the exercise.
9.6	If the normal expiry date of any Option, other than an Incentive Stock Option, falls within any Blackout Period or within ten (10) business days (being a day other than a Saturday, Sunday or other than a day when banks in Vancouver, British Columbia are not generally open for business) following the end of any Blackout Period, then the expiry date of such Option shall, without any further action, be extended to the date that is ten (10) business days following the end of such Blackout Period. The foregoing extension applies to all Options whatever the Grant Date (other than Incentive Stock Options and other than an extension beyond the original term of the Options in the case of Options held by a US Taxpayer) and shall not be considered an extension of the term of the Options as referred to in Section 7.5.

9.7	Notwithstanding anything in this Plan to the contrary, for Options that are intended to qualify as Incentive Stock Options and granted to a US Taxpayer, the following additional provisions will apply:
(a)	Except as permitted by Code Section 424(a), or any successor provision, the Exercise Price per Share shall not be less than one hundred percent (100%) of the per Share Market Price on the Grant Date of the Incentive Stock Option; provided, however, that if a Participant owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation or of its Parent or any Subsidiary, the Exercise Price per Share of an Incentive Stock Option granted to such Participant shall not be less than one hundred ten percent (110%) of the Market Price on the Grant Date of the Incentive Stock Option.
(b)	Except as permitted by Code Section 424(a), in no event shall any Incentive Stock Option be exercisable during a term of more than ten (10) years after the Grant Date of the Incentive Stock Option; provided, however, that if a Participant owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation or of its Parent or any Subsidiary, the Incentive Stock Option granted to such Participant shall be exercisable during a term of not more than five (5) years after the Grant Date.
(c)	The Corporation or its Affiliate shall withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s exercise of an Incentive Stock Option or a “disqualifying disposition” of Shares acquired through the exercise of an Incentive Stock Option as defined in Code Section 421(b).
(d)	Notwithstanding any other provision of the Plan, the aggregate fair market value (determined as of the Grant Date of the Incentive Stock Option) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other “incentive stock option” plans of the Corporation or any Affiliate, shall not exceed US$100,000 (or such other amount as may be prescribed by the Code from time to time); provided, however, that if the exercisability or Vesting of an Incentive Stock Option is accelerated as permitted under the provisions of the Plan and such acceleration would result in a violation of the limit imposed by this Section 9.7(d), such acceleration shall be of full force and effect but the number of Shares that exceed such limit shall be treated as having been granted pursuant to an Option that is not an Incentive Stock Option; and provided, further, that the limits imposed by this Section 9.7(d) shall be applied to all outstanding Incentive Stock Options under the Plan and any other “incentive stock option” plans of the Corporation or any Affiliate in chronological order according to the dates of grant.
(e)	The Grant Agreement in respect of any Incentive Stock Option shall contain such other limitations and restrictions upon the exercise of the Incentive Stock Option as the Board shall deem necessary to ensure that such Incentive Stock Option will be considered an “incentive stock option” as defined in Code Section 422 or to conform to any change therein.

(f)	Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 5 of this Plan, the aggregate number of Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options will not exceed 3,331,164 Shares; provided, however, that such limit will increase by 330,000 shares on each of the first and second anniversaries of the Amended Effective Date, subject to the aggregate share limitations set forth in section 4.1.
9.8	Options granted under this Plan may not provide for any dividends or dividend equivalents thereon.
10.	TERMINATION OF EMPLOYMENT AND DEATH OF A PARTICIPANT – OPTIONS
10.1	Outstanding Options held by a Participant (or the executors or administrators of such Participant’s estate, any person or persons who acquire the right to exercise Options directly from the Participant by bequest or inheritance or any other permitted transferee of the Participant under Section 11) as of the Participant’s date of Termination shall be subject to the provisions of this Section 10, as applicable; except that, in all events, the period for exercise of Options shall end no later than the last day of the maximum term thereof established under Sections 9.1(c), 9.6, 9.7(b) or 10.5, as the case may be.
10.2	Except as otherwise provided in the applicable Grant Agreement, and subject to Section 10.1 and Section 10.6, in the case of a Participant’s Termination due to death, or in the case of the Participant’s Disability (i) those of the Participant’s outstanding Options that have not become Vested prior to such date of death or Disability Date shall be forfeited and cancelled as of such date and (ii) those of the Participant’s outstanding Options that have become Vested prior to the Participant’s date of death or Disability Date shall continue to be exercisable during the twelve (12) month period following the such date of death or Disability Date, as the case may be.
10.3	Except as otherwise provided in the applicable Grant Agreement, and subject to Section 10.1 and Section 10.6, in the case of a Participant’s Termination due to the termination of the Participant’s employment or termination of the Participant’s contract for services by the Corporation or an Affiliate without Cause, (i) those of the Participant’s outstanding Options that have not become Vested prior to the Participant’s Termination shall be forfeited and cancelled as of such date and (ii) those of the Participant’s outstanding Options that have become Vested prior to the Participant’s Termination shall continue to be exercisable during the one hundred and twenty (120) day period following the Participant’s Date of Termination.
10.4	Except as otherwise provided in the applicable Grant Agreement, and subject to Section 10.6, in the case of a Participant’s Termination due to the Participant’s resignation (including the voluntary withdrawal of services by a Participant who is not an employee under Applicable Law), (i) those of the Participant’s outstanding Options that have not become Vested prior to the date on which the Participant provides notice to the Corporation of his or her resignation shall be forfeited and cancelled as of such date, and (ii) those of the Participant’s outstanding Options that have become Vested prior to the date on which the Participant provides notice to the Corporation of his or her resignation shall continue to be exercisable during the ninety (90) day period following the Participant’s date of Termination.

10.5	Notwithstanding the foregoing, with respect to any Option that is intended to be an Incentive Stock Option, such Option shall not be exercisable for a period that is longer than (i) three (3) months from the date of the Participant’s Termination for any reason other than death or disability (as defined in Code Section 22(e)), or (ii) twelve (12) months from the Participant’s Termination due to disability (as defined in Code Section 22(e)) or death.
10.6	In addition to the Board’s rights under Section 3.1, the Board may, subject to Section 10.5, at the time of a Participant’s Termination or Disability Date, extend the period for exercise of some or all of the Participant’s Options, but not beyond the original expiry date, and/or allow for the continued Vesting of some or all of the Participant’s Options during the period for exercise or a portion of it. Options that are not exercised prior to the expiration of the exercise period, including any extended exercise period authorized pursuant to this Section 10.6, following a Participant’s date of Termination or Disability Date, as the case may be, shall automatically expire on the last day of such period.
10.7	Notwithstanding any other provision hereof or in any Grant Agreement, in the case of a Participant’s termination of employment or termination of the Participant’s contract for services for Cause, any and all then outstanding Options granted to the Participant, whether or not then exercisable, shall be immediately forfeited and cancelled, without any consideration therefore, as of the commencement of the day that notice of such termination is given.
10.8	For greater certainty, a Participant shall have no right to receive Shares or a cash payment, as compensation, damages or otherwise, with respect to any Options that do not become Vested or that are not exercised before the date on which the Options expire.
11.	TRANSFERABILITY OF OPTIONS – US TAXPAYER
11.1	Notwithstanding Section 7.11, with respect to Participants who are US Taxpayers, no Incentive Stock Option shall be transferable by the Participant, in whole or in part, other than by will or by the laws of descent and distribution. If the Participant shall attempt any transfer of any Incentive Stock Option, such transfer shall be void and the Incentive Stock Option shall terminate.
11.2	Further, with respect to Participants who are US Taxpayers, Options that are not Incentive Stock Options shall be transferable, in whole or in part, by the Participant by will or by the laws of descent and distribution. In addition, the Board may, in its sole discretion, permit the Participant to transfer any or all such Options to any “family member” in accordance with Form S-8; provided, however, that the Participant cannot receive any consideration for the transfer and such transferred Stock Option shall continue to be subject to the same terms and conditions as were applicable to such Option immediately prior to its transfer.

PART III – SHARE UNITS

12.	DEFINITIONS
12.1	“Grant Value” means the dollar amount allocated to an Eligible Person in respect of a Grant of Share Units as contemplated by Section 3.
12.2	“Share Unit Account” has the meaning set out in Section 14.1.

12.3	“Valuation Date” means the date as of which the Market Price is determined for purposes of calculating the number of Share Units included in a Grant, which unless otherwise determined by the Board shall be the Grant Date.
12.4	“Vesting Period” means, with respect to a Grant of Share Units, the period specified by the Board, commencing on the Grant Date and ending on the last Vesting Date for such Share Units.
13.	ELIGIBILITY AND GRANT DETERMINATION.
13.1	The Board may from time to time make one or more Grants of Share Units to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine, provided that, in determining the Eligible Persons to whom Grants are to be made and the Grant Value for each Grant, the Board shall take into account the terms of any written employment agreement or contract for services between an Eligible Person and the Corporation or any Affiliate and may take into account such other factors as it shall determine in its sole and absolute discretion.
13.2	The Board shall determine the Grant Value and the Valuation Date (if not the Grant Date) for each Grant under this Part III. Unless otherwise determined by the Board, the number of Share Units to be covered by each such Grant shall be determined by dividing the Grant Value for such Grant by the Market Price of a Share as at the Valuation Date for such Grant, rounded up to the next whole number.
13.3	Each Grant Agreement issued in respect of Share Units shall set forth, at a minimum, the type of Share Units and Grant Date of the Grant evidenced thereby, the number of RSUs or PSUs subject to such Grant (which number, in the case of PSUs, may be subject to adjustment to reflect changes in compensation, job duties or other factors), the applicable Vesting conditions, the applicable Vesting Period(s) and the treatment of the Grant upon Termination and may specify such other terms and conditions consistent with the terms of the Plan as the Board shall determine or as shall be required under any other provision of the Plan. The Board may include in a Grant Agreement under this Part III terms or conditions pertaining to confidentiality of information relating to the Corporation’s operations or businesses which must be complied with by a Participant including as a condition of the grant or Vesting of Share Units. Nothing in this Plan prevents a Participant from providing, without prior notice to the Corporation, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
14.	ACCOUNTS AND DIVIDEND EQUIVALENTS
14.1	Share Unit Account.

An account, called a “Share Unit Account”, shall be maintained by the Corporation, or an Affiliate, as specified by the Board, for each Participant who has received a Grant of Share Units and will be credited with such Grants of Share Units as are received by a Participant from time to time pursuant to Section 13 and any dividend equivalent Share Units pursuant to Section 14.2. Share Units that fail to Vest to a Participant and are forfeited pursuant to Section 15, or that are paid out to the Participant or his or her Beneficiary, shall be cancelled and shall cease to be recorded in the Participant’s Share Unit Account as of the date on which such Share Units are forfeited or cancelled under the Plan or are paid out, as the case may be. For greater certainty, where a Participant is granted both RSUs and PSUs, such RSUs and PSUs shall be recorded separately in the Participant’s Share Unit Account.

14.2	Dividend Equivalent Share Units.

Except as otherwise provided in the Grant Agreement relating to a Grant of RSUs or PSUs, if and when cash dividends (other than extraordinary or special dividends) are paid with respect to Shares to shareholders of record as of a record date occurring during the period from the Grant Date under the Grant Agreement to the date of settlement of the RSUs or PSUs granted thereunder, a number of dividend equivalent RSUs or PSUs, as the case may be, shall be credited to the Share Unit Account of the Participant who is a party to such Grant Agreement. The number of such additional RSUs or PSUs will be calculated by dividing the aggregate dividends or distributions that would have been paid to such Participant if the RSUs or PSUs in the Participant’s Share Unit Account had been Shares by the Market Price on the date on which the dividends or distributions were paid on the Shares. The additional RSUs or PSUs granted to a Participant will be subject to the same terms and conditions, including Vesting and settlement terms, as the corresponding RSUs or PSUs, as the case may be.

15.	VESTING AND SETTLEMENT OF SHARE UNITS
15.1	Continued Employment.

Subject to this Section 15 and the applicable Grant Agreement, Share Units subject to a Grant and dividend equivalent Share Units credited to the Participant’s Share Unit Account in respect of such Share Units shall Vest in such proportion(s) and on such Vesting Date(s) as may be specified in the Grant Agreement governing such Grant provided that the Participant is Employed or acting as a Director on the relevant Vesting Date.

15.2	Settlement.

A Participant’s RSUs and PSUs, adjusted in accordance with the applicable multiplier, if any, as set out in the Grant Agreement, and rounded down to the nearest whole number of RSUs or PSUs, as the case may be, shall be settled, by a distribution as provided below to the Participant or his or her Beneficiary, upon, or as soon as reasonably practicable following, the Vesting thereof in accordance with Section 15.1 or 15.6, as the case may be, subject to the terms of the applicable Grant Agreement. In all events RSUs and PSUs will be settled on or before the earlier of the ninetieth (90th) day following the Vesting Date and the date that is two and one half (2½) months after the end of the year in which Vesting occurred, except as otherwise provided in an applicable Grant Agreement in compliance with Code Section 409A. Settlement shall be made by the issuance of one Share for each RSU or PSU then being settled, as specified in the applicable Grant Agreement, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 7.2.

15.3	Postponed Settlement.

Except as otherwise determined by the Board in compliance with Code Section 409A, if a Participant’s Share Units would, in the absence of this Section 15.3 be settled within a Blackout Period applicable to such Participant, such settlement shall be postponed until the

Trading Day (for the primary Stock Exchange, as determined under Section 1.3.24) following the date on which such Blackout Period ends (or as soon as practicable thereafter).

15.4	Failure to Vest.

For greater certainty, except as otherwise provided in the applicable Grant Agreement, a Participant shall have no right to receive Shares or a cash payment, as compensation, damages or otherwise, with respect to any RSUs or PSUs that do not become Vested.

15.5	Resignation.

Except as otherwise provided in the applicable Grant Agreement and Section 15.7, in the event a Participant’s employment is Terminated as a result of the Participant`s resignation, no Share Units that have not Vested prior to the date on which the Participant submits his or her resignation, including dividend equivalent Share Units in respect of such Share Units, shall Vest and all such Share Units shall be forfeited immediately.

15.6	Termination of Employment without Cause; Death or Disability.

Except as otherwise provided in the applicable Grant Agreement, in the case of a Participant`s Termination without Cause or due to death or Disability of a Participant, all Share Units granted to the Participant that have Vested as at the date of Termination shall be paid to the Participant or Participant’s estate, as applicable, in accordance with the settlement provisions herein. Any Share Units that have not Vested as at the date of Termination will be immediately cancelled and forfeited to the Corporation, provided that if any unvested Share Units are subject to Performance Conditions, then if a Performance Condition is, in the Board’s discretion, capable of being partially performed, such unvested Share Units shall become Vested Share Units as at the date of Termination on a pro rata basis to reflect the degree to which the vesting condition has been satisfied, as determined by the Board (and in all cases except as otherwise provided in the applicable Grant Agreement).

15.7	Extension of Vesting.

The Board may, at the time of Termination or a Disability Date, extend the period for Vesting of Share Units, but not beyond the original end of the applicable Vesting Period, or accelerate the Vesting of Share Units. With respect to U.S. Taxpayers, any such modification shall be made in compliance with Code Section 409A.

15.8	Termination of Employment for Cause.

In the event a Participant’s employment is Terminated for Cause by the Corporation, no Share Units that have not Vested prior to the date of the Participant’s Termination for Cause, including dividend equivalent Share Units in respect of such Share Units, shall Vest and all such Share Units shall be forfeited immediately.

16.	SHAREHOLDER RIGHTS
16.1	No Rights to Shares.

Share Units are not Shares and a Grant of Share Units will not entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement (except as provided in Section 14.2) or rights on liquidation until the allotment and issuance to the Participant of a certificate or certificates in the name of the Participant or a statement of account representing the Shares to which such Share Units relate.

Exhibit “A”

to

NioCorp Developments Ltd. Long Term Incentive Plan

Special Provisions Applicable to US Taxpayers

This Exhibit sets forth special provisions of the NioCorp Developments Ltd. Long Term Incentive Plan (the “Plan”) that apply to Participants who are US Taxpayers. This Exhibit shall apply to such Participants notwithstanding any other provisions of the Plan. Terms defined elsewhere in the Plan and used herein shall have the meanings set forth in the Plan, as may be amended from time to time.

Definitions

“Eligible Person” means, solely with respect to Options, a Director or an individual with respect to which the Corporation would be an eligible issuer of “service recipient stock” for purposes of Section 409A of the Code who (i) meets the Form S-8 definition of “employee” and (ii) by the nature of his or her position or job is, in the opinion of the Board, in a position to contribute to the success of the Corporation; provided, however, that only persons who meet the definition of “employees” under Code Section 3401(c) shall be eligible to receive Incentive Stock Options.

“Good Reason” means, except as otherwise provided in applicable Grant Agreement, the occurrence of any one or more of the following without a Participant’s written consent:

(i)	a material diminution in the Participant’s duties, responsibilities, or authority in effect immediately prior to a Change in Control;
(ii)	a material diminution in the aggregate value of base salary and bonus opportunity provided to the Participant for services provided to the Corporation or an Affiliate;
(iii)	the Corporation or an Affiliate relocating the Participant’s primary office to any place other than the location at which the Participant reported for work on a regular basis immediately prior to a Change in Control or a place within 50 miles of that location; or
(iv)	Any other action or inaction by the Corporation constituting a material breach of an effective employment arrangement or agreement with the Participant.

A Participant must notify the Corporation of the Participant’s intention to invoke Termination for Good Reason within 90 days after the occurrence of such event and provide the Corporation 30 days’ opportunity for cure, and the Participant must actually terminate the Participant’s employment with the Corporation prior to the 365th day following such occurrence or such event shall not constitute Good Reason.

“Market Price” means, solely with respect to the term “Exercise Price”, (a) if the Shares are listed on only one Stock Exchange, the closing price per Share on such Stock Exchange on the Trading Day immediately preceding the Grant Date, or, if there are no sales on such date, on the next preceding Trading Day on which a sale occurred; (b) if the Shares are listed on more than one Stock Exchange, the fair market value as determined in accordance with paragraph (a) above for the primary Stock Exchange on which the Shares are listed, as determined by the Board; and (c) if the Shares are not listed for trading on a Stock Exchange, a price which is determined by the Board in good faith to be the fair market value of the Shares in compliance with the Code Section 409A. The Board is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Grant Agreement and is in compliance with the fair market value pricing rules set forth in Code Section 409A.

Section 409A

Notwithstanding anything in the Plan to the contrary, unless the applicable Grant Agreement provides otherwise, settlement of Share Units will in all events occur within the “short-term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4).

To the extent applicable, it is intended that this Plan and any Grants made hereunder comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and Grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and Grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Corporation or any of its Affiliates.

If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (a) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (b) the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service (or, if earlier, upon the Participant’s death).

Notwithstanding any provision of this Plan and Grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Corporation reserves the right to make amendments to this Plan and Grants hereunder as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and Grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

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